Filed Pursuant to Rule 433
Registration No. 333-110207
March 24, 2008
PRICING TERM SHEET
5.90% Senior Notes due 2013
6.65% Senior Notes due 2018
7.55% Senior Notes due 2038

Issuer:	TEPPCO Partners, L.P.

Guarantee:	Unconditionally guaranteed by TE Products Pipeline Company, LLC, TCTM, L.P., TEPPCO Midstream Companies, LLC and Val Verde Gas Gathering Company, L.P.

Security:	5.90% Senior Notes due 2013 (“2013 Notes”)
6.65% Senior Notes due 2018 (“2018 Notes”)
7.55% Senior Notes due 2038 (“2038 Notes”)

Size:	2013 Notes: $250,000,000
2018 Notes: $350,000,000
2038 Notes: $400,000,000

Maturity Date:	2013 Notes: April 15, 2013
2018 Notes: April 15, 2018
2038 Notes: April 15, 2038

Coupon:	2013 Notes: 5.90%
2018 Notes: 6.65%
2038 Notes: 7.55%

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2008

Interest Record Dates:	April 1 and October 1

Price to Public:	2013 Notes: 99.922%
2018 Notes: 99.640%
2038 Notes: 99.451%

Benchmark Treasury:	2013 Notes: 2.75% due February 28, 2013
2018 Notes: 3.50% due February 15, 2018
2038 Notes: 5.00% due May 15, 2037

Benchmark Treasury Yield:	2013 Notes: 2.617%
2018 Notes: 3.549%
2038 Notes: 4.346%

Spread to Benchmark Treasury:	2013 Notes: + 330 bps
2018 Notes: + 315 bps
2038 Notes: + 325 bps

Yield:	2013 Notes: 5.917%
2018 Notes: 6.699%
2038 Notes: 7.596%

Make-Whole Call:	2013 Notes: T + 50 bps
2018 Notes: T + 50 bps
2038 Notes: T + 50 bps

Expected Settlement Date:	March 27, 2008

CUSIP:	2013 Notes: 872384AD4
2018 Notes: 872384AE2
2038 Notes: 872384AF9

Ratings:	Baa3 (Stable) by Moody’s Investors Service, Inc.
BBB- (Stable) by Standard & Poor’s Ratings Services
BBB- (Stable) by Fitch Ratings

Joint Book-Running Managers:	UBS Securities LLC
J.P. Morgan Securities Inc.
SunTrust Robinson Humphrey, Inc.
Wachovia Capital Markets, LLC

Co-Managers:	BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Greenwich Capital Markets, Inc.
KeyBanc Capital Markets Inc.
Wedbush Morgan Securities Inc.
Wells Fargo Securities, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time; each rating should be evaluated independently of any other rating.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC at (877) 827-6444 ext 561-3884, J.P. Morgan Securities Inc. at (212) 834-4533, SunTrust Robinson Humphrey, Inc. at (800) 685-4786 or Wachovia Capital Markets, LLC at (800) 326-5897.